Exhibit 99.1

Old Greenwich, Connecticut

PROMISSORY NOTE

USD $15,000 as of May 13, 2019

This Promissory Note (the "Note") is made and executed as of the date referred to above, by and between Lone Star Value Co-Invest I, LP, a Delaware limited partnership ("Lone Star Value Co-Invest I"), and Reliability Incorporated, a Texas corporation ("RLBY"). By this Note, RLBY promises and agrees to pay to the order of Lone Star Value Co-Invest I, at 53 Forest Avenue, First Floor, Old Greenwich, Connecticut 06870 or at such other place as Lone Star Value Co-Invest I may designate in writing, the principal sum of $15,000, together with interest thereon from the date hereof on the unpaid balance of principal from time to time outstanding, at a fixed rate of interest equal to 10.0% per annum.

1)	Payment Terms. All amounts outstanding under this Note (including unpaid principal indebtedness, interest accrued thereon, and all other amounts accrued and payable hereunder) shall be due and payable on or before August 31, 2021 (the “Maturity Date”). The indebtedness evidenced by this Note may be prepaid in whole or part, without penalty, at any time before the Maturity Date.
2)	Consideration. This Note is made in consideration of a loan made by Loan Star Value Co-Invest to RLBY on the date hereof in an amount equal to the original aforementioned principal amount.
3)	Events of Default; Acceleration. An event of default will occur under this Note in the event RLBY fails to timely pay when any payment or any amount (including fees or sums due under or in connection herewith) is due, demanded, or payable under this Note (an “Event of Default”).
4)	Assignment. Lone Star Value Co-Invest I may assign this Note and the unpaid balance of the principal amount and accrued but unpaid interest thereon to any person without the consent of RLBY.
5)	Subordinate. This Note shall at all times be subordinate to any debt obligation to Lone Star Value Investors, LP and shall be subordinate in payment to all obligations of RLBY to Lone Star Value Investors, LP.
6)	Notice, Demand:
(a)	Any notice or demand to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered or when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to the party at his or its last known address, or at such other address as the one of the parties may hereafter designate in writing to the other party
(b)	RLBY hereby waives presentment for payment, protest, demand, notice of protest, notice of dishonor, notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by Lone Star Value Co-Invest I or Loan Star Value Co-Invest I agents without in any way affecting RLBY’s liability hereunder.
7)	General.
(a)	If any payment shall be due on a Saturday or Sunday or any other day on which the Banks in Connecticut are closed for business by virtue of a statutory holiday, such payment shall be due and payable on the next succeeding banking day and interest shall accrue to such day. Interest shall be calculated hereunder without deduction or allowance in respect of deemed reinvestment of interest or otherwise and on the basis of the actual number of days elapsed in a 365-day or 366-day year, as applicable.
(b)	In the event any payment under this Note is not made at the time and in the manner required, RLBY agrees to pay any and all costs and expenses which may be incurred by Lone Star Value Co-Invest I hereof in connection with the enforcement of any of Lone Star Value Co-Invest I’s rights under this Note or under any such other instrument, including court costs and reasonable attorneys' fees.
(c)	In the event any Interest Rate applicable to this Note is above the highest lawful rate permitted under applicable law (state and federal) from time to time in effect for the use, forbearance or detention of money (the “Maximum Rate”), then the applicable interest rate shall be deemed to have been equal only to the Maximum Rate.
(d)	This Note shall be governed by and construed and enforced in accordance with the laws of Connecticut. This note is made and is performable in Fairfield County, Connecticut, and RLBY and each guarantor, endorser, surety, and other party ever liable for the payment of any sums payable on this Note hereby waive the right to be sued hereon elsewhere.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO PROMISSORY NOTE

RELIABILITY INCORPORATED

__/s/ Hannah Bible__________

Hannah Bible

Chief Executive Officer

LONE STAR VALUE CO-INVEST I, LP

/s/ Jeffrey E. Eberwein________

Lone Star Value Investors GP, LLC

General Partner

By: Jeffrey E. Eberwein, Sole Member